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                                                                    Exhibit 3.13

                             MINUTES OF MEETING OF
                             BOARD OF DIRECTORS OF
                              PROVENA FOODS INC.
                             ---------------------

     A special meeting of the board of directors of Provena Foods Inc. was held at 9:00 a.m. on February 21, 1998 at 5010 Eucalyptus Avenue, Chino, California 91710. All of the directors were present.

     John D. Determan and Thomas J. Mulroney reported on the current operations and financial condition of the corporation. Ronald A. Provera and Santo Zito reported on the pasta division and the need for a long goods line, and Theodore
A. Arena reported on the meat division and the progress in locating, financing and constructing a new meat plant.

     The board RESOLVED that the board hereby declares a quarterly dividend of $0.03 per share payable March 31, 1998 to shareholders of record March 10, 1998, with Louis A. Arena dissenting in favor of an increase in the dividend, and unanimously: authorized the pasta division to purchase a long goods line for $1,000,000; approved the Form 10-K 1997 annual report, the 1998 proxy material, the 1998 capital budget of $160,000 for the pasta division and $100,000 for the meat division, plus the cost of a long goods line and a new meat plant; RESOLVED that the officers of the corporation, and any one or more of them are hereby authorized and directed to execute such documents and take such actions as they deem necessary or appropriate to accomplish the financing and construction of a new plant; and RESOLVED, that Section 4.4 of the bylaws be amended to read in full as follows:

               Section 4.4  Duties of Officers.  The principal officers shall
                            ------------------
have the duties normally associated with their titles and such other duties as may be assigned by the board, provided that the president shall be the general manager and chief executive officer and the chairman of the board shall have coextensive executive authority subordinate only to the president. The secondary officers shall have such duties as may be assigned by the board or by any officer empowered by the board to assign such duties.



       Theodore L. Arena                                Louis A. Arena
-------------------------------                --------------------------------
       Theodore L. Arena                                Louis A. Arena


      Thomas J. Mulroney                               John D. Determan
-------------------------------                --------------------------------
      Thomas J. Mulroney                               John D. Determan


       Ronald A. Provera                                  Santo Zito
-------------------------------                --------------------------------
       Ronald A. Provera                                  Santo Zito


       Joseph W. Wolbers                              John M. Boukather
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       Joseph W. Wolbers                              John M. Boukather